Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Michael J. Koss
August 16, 2018		Chairman & CEO
(414) 964-5000
mjkoss@koss.com

Koss Corp. Fourth Quarter Net Sales Up 16%

Milwaukee, Wisconsin: Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based high-fidelity headphone company, has reported its fourth quarter results for the quarter and year ended June 30, 2018.

Sales for the fourth quarter were $7,238,260, which is a 15.9% increase from sales of $6,243,863 for the same three month period one year ago. The three month net income was $347,029, compared to a net loss of $70,377 for the fourth quarter last year. Diluted and basic income per common share for the quarter was $0.05 compared to diluted and basic loss per common share of $0.01 for the three month period one year ago.

"New products drove a significant increase in sales to distributors in Europe," Michael J. Koss, Chairman and CEO, said today. "This sharp improvement in the European market, combined with increased sales to mass retail in the domestic market, drove net sales for the quarter ended June 30, 2018, the highest they have been in any single quarter since the three month period ended June 30, 2016. The increase in sales combined with controlled spending allowed us to generate net income of $347,029 for the quarter ended June 30, 2018, compared to a net loss of $70,377 for the same three month period one year ago."

Sales for the twelve months ended June 30, 2018, decreased 2.2% from $24,054,281 in the same period last year to $23,515,441 in the current year. The twelve month net loss was $3,386,060 compared to $963,636 for the same period last year. Diluted and basic loss per common share was $0.46 for the twelve months ended June 30, 2018 compared to $0.13 for the same twelve month period one year ago.

"Controlled spending drove a reduction in the loss before income tax for the twelve months ended June 30, 2018, compared to the same period last year," Koss explained. "However, we continued to see the impact on the bottom line of tax adjustments made in the second quarter to write-down deferred tax assets to the new federal statutory rate as well as increase the valuation allowance for deferred tax assets. These adjustments drove an increase in tax expense for the twelve months ended June 30, 2018, and caused the increased net loss compared to the same twelve month period one year ago."

…

Koss Corporation markets a complete line of high-fidelity headphones, wireless Bluetooth® speakers, computer headsets, telecommunications headsets, active noise canceling headphones, wireless headphones, and compact disc recordings of American Symphony Orchestras on the Koss Classics® label.

Exhibit 99.1

This press release contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "may," "will," "should," "forecasts," "predicts," "potential," "continue," or the negative of such terms and other comparable terminology. These statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company's and its customers' products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances or new information. In addition, such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.

Exhibit 99.1

KOSS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 30		June 30
	2018	2017	2018	2017
Net sales	$7,238,260	$6,243,863	$23,515,441	$24,054,281
Cost of goods sold	5,179,712	4,447,831	16,933,431	17,158,977
Gross profit	2,058,548	1,796,032	6,582,010	6,895,304

Selling, general and administrative expenses	1,718,351	1,871,022	6,938,921	7,599,882
Unauthorized transaction related (recoveries) costs, net	(1,320)	(6,211)	(18,765)	67,548
Interest expense	—	—	5,218	964
Income (loss) before income tax provision	341,517	(68,779)	(343,364)	(773,090)

Income tax (benefit) provision	(5,512)	1,598	3,042,696	190,546

Net income (loss)	$347,029	$(70,377)	$(3,386,060)	$(963,636)

Income (loss) per common share:
Basic	$0.05	$(0.01)	$(0.46)	$(0.13)
Diluted	$0.05	$(0.01)	$(0.46)	$(0.13)